UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 26, 2013

INSPIRED BUILDERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-171636	27-1989147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9595 Wilshire Boulevard Suite 801 Beverly Hills, CA 90210
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  +1 (310) 526-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 26, 2013, in furtherance of the stated intention to own real estate, we entered into an agreement to acquire unimproved real estate in Florida.

Agreement to Purchase  Property

The Company has entered into a Purchase Agreement to acquire a 60% controlling interest in nine contiguous parcels with an aggregate total of 9.705 acres located in northwest Lake County, Florida.

As part of the acquisition the Company has simultaneously entered into a joint venture (“JV”) with Direct Property Holdings LLC for the construction on the property of a neighborhood shopping center consisting of two mixed-use retail and medical office buildings totaling 32,000 square feet, together with an additional 54,000 square feet of buildable pads consisting of nine individual building sites of 6,000 square feet each. The Company is responsible for procuring construction financing and managing and developing the real property.

The facilities when completed will be located approximately two miles from The Villages, the largest residential development in the United States and largest retirement community in America with over 70,000 resident seniors. The Company believes the proximity to the population of resident at The Villages may be beneficial to the financial returns on its investment in the property based on the continued growth of the Villages and the demand for services prospective tenants may provide to local residents.

The subject is zoned C-2, General Commercial, by Fruitland Park. Permitted uses include banks, medical and professional offices, convenience stores and gas stations, restaurants and retail sales, service and repair businesses, wholesalers, distributors, commercial/industrial equipment suppliers, hotels, motels, and group residential homes.

The minority joint venture partner has represented to the Company that it previously caused to be contributed equity to date of approximately $4.8 million. Management believes that the final stabilized value will be approximately $20.5 million based on market comparables in the area and the Proforma stabilized rents, however, there can be no assurance of the successful construction of the facilities or of the future value.

The Villages - Local Demographic Information

The Villages is a census-designated place (CDP) in Sumter County, Florida. The CDP is part of a wider development, also called "The Villages." The Villages is the largest single-site residential real estate development in the United States spanning over 25,000 acres in three adjoining counties in Central Florida. An hour north of Orlando, The Villages is planned to be home to 2.7 million square feet of commercial buildings and retail tenants.

Family owned and operated for over forty years, The Villages is currently home to 70,000 residents with a projected build out of more than 100,000 by 2010. Over 10,000 people work directly for The Villages, or for businesses in the sprawling community, which has its own newspaper, radio station and television station.

Residents living in The Villages have an average income that is almost double the U.S. average and are dedicated to supporting business and community growth.

Most of the CDP consists of part of a large 55+ retirement community and Community Development District (CDD) that includes parts of Lake and Marion counties, with some of the Lake County portion being under the jurisdiction of Lady Lake. It lies in central Florida, approximately 20 miles south of Ocala and approximately 45 miles northwest of Orlando. It is the center of The Villages Micropolitan Statistical Area, which consists of all of Sumter County. The Villages earned the No. 1 ranking as the fastest growing micropolitan area in the United States according to a 2008 Census Bureau report.

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Item 8.01 Other Matters

As set forth in the press release issued in May 2013, the Company’s board of directors has determined that conversion of the Company’s corporate status to that of a real estate investment trust (a “REIT”) would best support the company’s strategic direction.  Accordingly, the board has passed and adopted a resolution for the Company to be treated as a REIT and will designate its tax status on Form 1120 to be filed with the IRS for the tax year 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2013	INSPIRED BUILDERS, INC.

	By:	/s/ Matthew Nordgren
Matthew Nordgren,
Chief Executive Officer

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